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                                  News Release

[AK STEEL LOGO]

Contacts: Media - Alan H. McCoy, Vice President, Public Affairs (513) 425-2826
          Investors - James L. Wainscott, Senior Vice President & CFO
          (513) 425-5392

                    AK Steel Commences Consent Solicitations

MIDDLETOWN, OH, July 26, 2002--AK Steel (NYSE: AKS) today said it has commenced consent solicitations with respect to proposed amendments to the indentures governing the company's 7.875% Senior Notes Due 2009 (CUSIP No. 001546 AD 2), 8.875% Senior Notes Due 2008 (CUSIP No. 042170 AR 1) and 9.000% Senior Notes Due 2007 (CUSIP No. 042170 AN 0). The proposed amendments are intended to conform certain provisions of the indentures governing these notes to the indenture governing AK Steel's recently issued 7.75% Senior Notes Due 2012. Concurrently, AK Steel is seeking to amend its Senior Secured Notes Due 2004 to modify certain provisions of the agreement governing those notes.

         The record date to determine note holders entitled to consent is July 31, 2002. The consent solicitations will expire on August 7, 2002, unless extended. AK Steel will pay a consent fee of $2.50 in cash for each $1,000 principal amount of notes for which a consent is validly delivered and not revoked. Payments for the consents will be conditioned upon receiving consents from holders of a majority in principal amount of outstanding notes.

         Terms and conditions of the consent solicitations relating to the proposed amendments are contained in Consent Solicitation Statements that are being distributed to the holders of notes. Holders of notes may obtain copies of the relevant Consent Solicitation Statements and related material from the information agent, Georgeson Shareholder, at (800) 530-3596 or (212) 440-9800.

         Credit Suisse First Boston (CSFB) is the lead solicitation agent for the consent solicitations. Questions regarding the consent solicitations may be directed to CSFB at (800) 820-1653 or (212) 538-8474.

         AK Steel, headquartered in Middletown, produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets, as well as tubular steel products. AK Steel has steel producing and finishing facilities in Middletown, Coshocton, Mansfield, Walbridge, and Zanesville, Ohio; Ashland, Kentucky; Rockport Indiana; and Butler, Pennsylvania. AK Steel also produces snow and ice control products, and operates a major industrial park on the Houston, Texas ship channel.

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